Table of Contents

Exhibit 4.5

INSTRUMENT OF ANCILLARY OBLIGATION COMMITMENT

This Instrument of Ancillary Obligation Commitment (“Agreement”) is entered into on October 11, 2006, between:

On the one side,

1. NET SERVIÇOS DE COMUNICAÇÃO S.A., a publicly-held company duly incorporated and existing in accordance with the laws of the Federal Republic of Brazil, headquartered in the city of São Paulo, state of São Paulo, at Rua Verbo Divino, 1356, registered at the CNPJ/MF under no. 00.108.786/0001 -65, hereby represented pursuant to its Articles of Incorporation and By-laws, hereinafter referred to as "NET",

And, on the other side,

2. FERNANDO NORBERT, Brazilian, married, resident and domiciled in the city of São Paulo, state of São Paulo, at Rua Jerônimo da Veiga, 164, cj. 17-B, registered at the CPF/MF under no. 425.111.948 -72, holder of ID card nº 10.556.715 SSP/SP, hereinafter referred to as “Mr. Norbert” or “Seller”,

And, as Intervening and Consenting Parties:

3. BRASIL TV A CABO PARTICIPAÇÕES S.A., a business corporation duly incorporated and existing in accordance with the laws of the Federal Republic of Brazil, headquartered in the city of Americana, state of São Paulo, at Avenida José Meneghel, 65, sala 2, registered at the CNPJ/MF under no. 01.924.561/0001 -40, hereby represented pursuant to its Articles of Incorporation and By-laws, hereinafter referred to as “BTVC”,

4. GB EMPREENDIMENTOS E PARTICIPAÇÕES S.A., a business corporation duly incorporated and existing in accordance with the laws of the Federal Republic of Brazil, headquartered in the city of Rio de Janeiro, state of Rio de Janeiro, at Avenida Afrânio de Melo Franco, 135, parte, registered at the CNPJ/MF under no. 04.527.900/0001 -02, hereby represented pursuant to its Articles of Incorporation and By-laws, hereinafter referred to as “GB”;

5. GLOBO COMUNICAÇÃO E PARTICIPAÇÕES S.A., a business corporation duly incorporated and existing in accordance with the laws of the Federal Republic of Brazil, headquartered in the city of Rio de Janeiro, state of Rio de Janeiro, at Rua Lopes Quintas, 303, registered at the CNPJ/MF under no. 27.865.757/0001 -02, hereby represented pursuant to its Articles of Incorporation and By-laws, hereinafter referred to as “Globo”;

6. DISTEL HOLDING S.A., a business corporation duly incorporated and existing in accordance with the laws of the Federal Republic of Brazil, headquartered in the city of Rio de Janeiro, state of Rio de Janeiro, at Avenida Afrânio de Melo Franco, 135, parte, registered at the CNPJ/MF under no. 00.065.376/0001 -84, hereby represented pursuant to its Articles of Incorporation and By-laws, hereinafter referred to as “Distel”;

7. EMBRATEL PARTICIPAÇÕES S.A., a business corporation duly incorporated and existing in accordance with the laws of the Federal Republic of Brazil, headquartered in the city of Rio de Janeiro, state of Rio de Janeiro, at Rua Regente Feijó, 166, 16º andar, sala 1687-B, registered at the CNPJ/MF under no. 02.558.124/0001 -12, hereby represented pursuant to its Articles of Incorporation and By-laws, hereinafter referred to as “Embrapar”;

8. EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A., a business corporation duly incorporated and existing in accordance with the laws of the Federal Republic of Brazil, headquartered in the city of Rio de Janeiro, state of Rio de Janeiro, at Avenida Presidente Vargas, 1012, registered at the CNPJ/MF under no. 33.530.486/0001 -29, hereby represented pursuant to its Articles of Incorporation and By-laws, hereinafter referred to as “Embratel” and, together with GB, Globo, Distel and Embrapar, “NET Shareholder” or “NET Shareholders”,

9. VIVAX S.A., a publicly-held company duly incorporated and existing in accordance with the laws of the Federal Republic of Brazil, headquartered in the city of Americana, state of São Paulo, at Avenida José Meneghel, 65, sala 7, registered at the CNPJ/MF under no. 01.402.946/0001 -47, hereby represented pursuant to its Articles of Incorporation and By-laws, hereinafter referred to as “Vivax” or “Company”,

All, jointly or severally, hereinafter referred to as a “Party” or the “Parties”,

WHEREAS:

(i) On the present date, the Parties entered into a Share Purchase Agreement (“SPA”), by means of which the Parties set forth the terms and conditions for the implementation of the Transaction (as defined in the SPA) for Transferring Vivax’s Ownership to NET;

(ii) The implementation of the Merger of Shares or of the Direct Purchase is subject to the receipt of ANATEL’s Authorization for Transferring VIvax’s Ownership to NET; and

(iii) The Parties wish to set forth and regulate certain rights and duties to be complied with by them in the event of an Impediment to the Implementation of the Transaction;

NOW THEREFORE, the Parties execute this Agreement, which shall be ruled by the following terms and conditions:

SECTION I. DEFINITIONS

1.1. Terms defined in capital letters and not defined otherwise in this Agreement shall have the meaning given to them by the SPA (including by means of reference or otherwise). The following terms shall have the following meanings:

"NET’s Exclusive Rights Period” means the period beginning immediately after the end of ANATEL’s Answer Waiting Period and finishing one (1) year after such date, should ANATEL have been unable to issue a decision on the Transaction. NET’s Exclusive Rights Period shall end immediately (or shall not be applicable) in the event of (i) receipt of ANATEL’s Authorization; or (ii) an Impediment to the Implementation.

“ANATEL’s Answer Waiting Period” means the period beginning on the date the SPA is entered into and finishing on the second anniversary of such date, should ANATEL have been unable to issue a decision on the Transaction. ANATEL’s Answer Waiting Period shall end immediately in the event of: (i) receipt of ANATEL’s Authorization; or (ii) an Impediment to the Implementation.

“Transfer Period” means the period beginning on the date of the Impediment to the Implementation takes place and finishing on the date of the Transfer of Vivax’s Ownership to the Third Party appointed by NET or Mr. Norbert, in compliance with the procedure set forth in this Agreement and in the Shareholders’ Agreements (as defined below).

“Regulated Transfer Period” means the period beginning on the date of the Impediment to the Implementation takes place and finishing: (i) three (3) years after the SPA is entered into, or (ii) two (2) years after an Impediment to the Implementation takes place, whichever occurs first.

“Third Party” means any Person other than the Parties or their respective Affiliates.

"Transfer" (including related terms) means: (i) any transfer, sale or assignment, direct or indirect (including the assignment of preemptive rights), swap, donation or other form of disposal of any type, voluntarily or involuntarily, contingent or otherwise, including any transfer, sale, assignment, swap, donation or other form of disposal resulting in the creation of any lien, mortgage, encumbrance or Burdens, or related to any consolidation, merger (including the merger of shares), spin-off, restructuring, issuing of securities or other transactions with similar effects; (ii) enter into any agreement to transfer the voting rights related to any shares; and (iii) any agreement (subject or not to a suspensive condition) whose purpose includes any of the above-mentioned acts.

"Fair Value" has the meaning as set forth under Clause 4.3.4.1 below.

SECTION II. MANAGEMENT

2.1. The Seller shall retain the right to appoint the CEO of Vivax and, as a result, the Seller appoints Mr. Torto to remain as the CEO of Vivax until the end of the Transaction.

2.2. If, for any reason, Mr. Torto resigns from his office or is dismissed with cause by Vivax, Mr. Norbert must immediately appoint a new Chief Executive Officer (Diretor Presidente).

SECTION III. SHAREHOLDERS’ AGREEMENTS

3.1. Shareholders’ Agreements. As from the date of the first anniversary of the execution of the SPA, NET shall have the right, but not the obligation, to request that BTVC and/or Mr. Norbert enter(s) into the Shareholders’ Agreements of Vivax and BTVC, as set forth by the drafts included in Exhibit 3.1 ("Shareholders’ Agreements"), which are, on the present date, initialed by the Parties.

3.1.1. For the purposes of the provisions of Clause 3.1 above, NET shall send a written notice to Mr. Norbert and BTVC and, within fifteen (15) days after receiving said notice, NET, BTVC and Mr. Norbert shall meet to execute the Shareholders’ Agreements, in compliance with the term set forth under Clause 3.1 above.

3.1.2. Immediately after the execution of the Shareholders’ Agreements, a copy of each instrument shall be filed, respectively, at the headquarters of BTVC and Vivax, and both copies shall be presented by NET to ANATEL.

3.2. Should the Shareholders’ Agreements be not executed in accordance with Clause 3.1 above, any of the Parties may demand its execution, after the beginning of the Regulated Transfer Period or NET’s Exclusive Rights Period, as applicable.

3.3. Should, after the execution of this Agreement, NET Transfer, directly or indirectly, in accordance with Section IV below, any of the shares held by it or that may be held in BTVC’s capital stock, Mr. Norbert may, at his sole discretion, refuse to execute the Shareholders’ Agreements.

SECTION IV. TRANSFER OF SHARES

4.1. Lock-up of NET. NET may not, directly or indirectly, Transfer any of the shares it holds in the capital stock of Vivax or BTVC, until: (i) an Impediment to the Implementation takes place; or (ii) the end of ANATEL’s Answer Waiting Period, as applicable ("Lock-up of NET"). After the end of the Lock-up of NET, NET may: (i) freely Transfer its direct interest in the capital stock of Vivax, without any restriction in accordance with this Agreement; and (ii) dispose of its indirect interest in the capital stock of Vivax, subject to the terms and conditions set forth in this Agreement, especially under Section V below, and the Transfer of the shares held by NET in the capital stock of BTVC, shall result in the immediate rescission of the Shareholders’ Agreements and this Agreement.

4.2. Lock-up of the Seller. After the SPA is entered into, the Seller may not, directly or indirectly, Transfer any of the shares held by it in the capital stock of Vivax or BTVC, until: (i) the end of the Regulated Transfer Period; or (ii) the end of NET’s Exclusive Rights Period, as applicable ("Lock-up of the Seller"). After the end of the Lock-up of the Seller, the Seller may Transfer its direct and indirect interest in BTVC and Vivax, in accordance with the provisions of Clause 4.3 and Section V below.

4.3. Transfers during the Regulated Transfer Period or NET’s Exclusive Rights Period, as applicable. As from the beginning of the Regulated Transfer Period or NET’s Exclusive Rights Period, and for its duration, NET agrees to seek third parties interested in acquiring all shares issued by BTVC held by Mr. Norbert ("BTVC’s Shares held by Mr. Norbert"), by hiring one of the Investment Banks listed under Clause 4.3.4 below.

4.3.1. Should NET identify a third party interested in the acquisition of all of BTVC’s Shares held by Mr. Norbert ("Offeror"), NET shall obtain from said Offeror a binding, irrevocable and irreversible offer, in written, duly signed by the legal representatives of the Offeror ("Offer"), specifying the terms and conditions for the sale of all, and not less than all, of BTVC’s Shares held by Mr. Norbert to the Offeror.

4.3.2. Mr. Norbert shall not have any vetoing or dissenting rights in relation to the Transfer of BTVC’s Shares held by Mr. Norbert to the Offeror, and NET shall have the right, but not the obligation, to request that Mr. Norbert sells BTVC’s Shares held by Mr. Norbert to the Offeror, provided that the Offer complies with the terms and conditions set forth below, inclusive in terms of its Fair Value (as defined under Clause 4.3.4.1 below).

4.3.3. Should, during NET’s Exclusive Rights Period or the Regulated Transfer Period, as applicable, NET finds an Offeror to purchase all of BTVC’s Shares held by Mr. Norbert, and should its Offer meet the terms set forth below, NET shall send a written notice to the Seller ("Notice of Sale"), informing it about: (i) the identity and qualification of the Offeror; (ii) the proposed purchase price in cash (any form of payment other than cash shall not be taken into account) ("Offered Purchase Price"); (iii) the confirmation that the Offeror agreed to purchase all of BTVC’s Shares held by Mr. Norbert in accordance with the terms of this Agreement; and (iv) other relevant terms and conditions of the Offer.

4.3.4. Within five (5) days as from the date of receipt of the Notice of Sale, NET and Mr. Norbert shall choose, together, from the list that is part of Exhibit 4.3.4 hereof, the investment bank ("Investment Bank") that shall be hired to decide whether the Offered Purchase Price is a Fair Value (as defined below).

4.3.4.1. The Investment Bank chosen in accordance with Clause 4.3.4 above shall establish, within thirty (30) days, the value of Vivax by using internationally-renowned evaluation methods, including, but not being limited to, among other criteria, discounted cash flow, comparables, which includes shares listed in stock exchanges, and recent cable TV operations in Brazil and/or similar companies in similar markets; the evaluation of the Investment Bank shall indicate a range of values that present a fifteen percent (15%) gap between the lower and the higher price indicated ("Fair Value").

4.3.5. Should the Offered Purchase Price be, at least, within the Fair Value range, in accordance with the terms set forth above, the Parties shall meet within ten (10) days to sign the final documents for the sale of all, but not less than all, of BTVC’s Shares held by Mr. Norbert to the Offeror, in accordance with the Offer, the Transfer of which shall be contingent to the occurrence of the suspensive condition described under Clause 4.3.6 below.

4.3.6. Within five (5) days from the execution of the documents mentioned under Clause 4.3.5 above, NET, Mr. Norbert, BTVC and Vivax, at NET’s own expenses and on its own behalf, (i) shall file a request with ANATEL for the Transfer of Vivax’s Ownership (representing all of BTVC’s Shares held by Mr. Norbert) to the Offeror; and (ii) NET, BTVC and Mr. Norbert shall endeavor their best efforts to obtain a final decision from ANATEL, authorizing the Transfer of Vivax’s Ownership to the Offeror ("ANATEL’s Authorization for the Transfer to the Offeror").

4.3.7. Within ten (10) days from the receipt of ANATEL’s Authorization for the Transfer to the Offeror, NET, Mr. Norbert and the Offeror shall meet to take, in an irrevocable and irreversible way, all measures necessary for the Transfer of all of BTVC’s Shares held by Mr. Norbert to the Offeror, and, on the same date, the Offered Purchase Price shall be immediately paid to Mr. Norbert, as the case may be, through the Transfer of funds immediately available, deposited into the checking account previously informed by Mr. Norbert.

4.3.8. Should NET exercise the right provided for under Clause 4.3.2, NET may require that the Transfer be implemented directly with shares of Vivax. This direct Transfer shall be preferably carried out by the shareholders of BTVC. Without prejudice to the provisions above, the direct Transfer of the shares of Vivax may be carried out by BTVC, provided that it is neutral for the Parties from a taxation perspective.

4.3.9. Public Offer made for the Disposal of Vivax’s Ownership. Should it be required, in accordance with applicable legislation, the Offeror shall be the sole responsible for carrying out, at its own expenses and on its own behalf, a public offer for the acquisition of all of the common and preferred shares of Vivax, pursuant to the price, terms and conditions set forth in CVM’s regulation and the Level 2 Regulation. Such obligation of bearing the costs of the public offer includes, but is not limited to, the costs arising from judicial and/or out-of-court litigations, claims or lawsuits brought by minority shareholders of NET or Vivax, and shall not, in any way, be borne by NET, Vivax, Mr. Norbert and/or by BTVC.

SECTION V. DRAG ALONG AND TAG ALONG RIGHTS

5.1. Exclusively after the end of the Regulated Transfer Period or the NET’s Exclusive Rights Period, as applicable, NET and Mr. Norbert shall have, each, tag along and drag along rights in transactions of purchase and sale of shares issued by BTVC, in accordance with the following terms and conditions.

5.2. Tag Along. After the end of the Regulated Transfer Period or NET’s Exclusive Rights Period, as applicable, should NET and/or Mr. Norbert ("Selling Party"), directly or indirectly, wish to dispose of, or in any other way Transfer, part or all of their shares issued by BTVC ("Offered Shares") to a Third Party, the Selling Party shall send a Notice of Sale, which shall, in addition to the information shown under Clause 4.3.3 above: (a) provide to the other Party ("Remaining Party") all relevant information belonging to the Offer of the Third Party under discussion; (b) confirm the obligation of the Selling Party of not carrying out this Transfer unless that, prior to its conclusion, the Remaining Party has had the opportunity of adhering to the Transfer with one hundred percent (100%) of their shares; and (c) confirm that this Transfer may not be carried out for a value per share lower that the market value (defined as: (i) the weighted average price of the units of Vivax on BOVESPA during the thirty (30) Business Days prior to the Offer, divided by three (3), (ii) multiplied by the total number of common and preferred shares issued by Vivax and held by BTVC, (iii) less BTVC’s Net Financial Debt, and (iv) divided by the total number of common and preferred shares issued by BTVC ("Tag-Along Right" or "Tag Along”).

5.2.1. Should a Remaining Party wish to exercise its Tag-Along Right, in accordance with the terms set forth above, it shall send a notice to the Selling Party within ten (10) days from the receipt of the Notice of Sale ("Tag-Along Exercise Notice"). Should the Remaining Party fail to send the Tag-Along Exercise Notice, pursuant to the terms set forth above, same shall be construed as a waiver to the Tag-Along Right.

5.3. Drag Along. Subject to the procedures set forth under the Clauses above (especially as regards the Fair Value), after the end of the Regulated Transfer Period or of NET’s Exclusive Rights Period, as applicable, should a Selling Party wish, directly or indirectly, to dispose of or, in any other way, Transfer all, and not less than all, of its shares issued by BTVC to any interested Third Party, said Selling Party shall have the right, but shall not be obliged, to request the other Party to Transfer all, but not less than all, of its shares together with the Selling Party to the interested Third Party, pursuant to the same terms and conditions of the Offer, provided that the proposed selling price remains, at least, a Fair Value (”Drag Along”).

5.3.1. Should a Selling Party wish to exercise its Drag Along right, pursuant to the provisions set forth above, same shall inform to the Remaining Party its intention through a Notice of Sale to be sent at least ten (10) days prior to the date provided for the Transfer of the shares. Should the Selling Party fail to inform about the exercise of the Drag-Along Right on the Notice of Sale, same shall be construed as a waiver to said right.

5.3.2. Should NET exercise the right provided for under Clause 5.3, NET may require that the Transfer be implemented directly with shares of Vivax. This direct Transfer shall be carried out preferably by the shareholders of BTVC. Without prejudice to the provisions set forth above, the direct Transfer of the shares of Vivax may be carried out by BTVC, provided that it is neutral for the Parties from a taxation perspective.

5.4. ANATEL’s Authorization. The Transfer of Shares to any interested Third Party, as provided for under this Section V, shall comply with the procedure set forth under Clauses 4.3.6 to 4.3.8 above, especially as regards ANATEL’s Authorization for the Transfer of the shares to an interested Third Party, and said Third Party shall be exclusively responsible for bearing the costs and performing all acts required to obtain ANATEL’s Authorization and carry out the public offer mentioned under Clause 4.3.8 above, if necessary.

SECTION VI. CONFIDENTIALITY

6.1. Each Party, on its own behalf and on behalf of its Affiliates, and its directors, officers, employees, consultants and contractors ("Related Parties"), commits itself to maintain under strictly confidential terms this Agreement, its provisions and all information and matters, whether written, oral, electronic or in any other form, obtained or received from the other Parties during the negotiation and implementation of this Agreement, except in the event:

(i) of a previous, written consent for its disclosure is obtained from the Party holder of the confidential information;

(ii) the relevant information is or becomes available to the public in general in a way other than as a result of the non-compliance with the confidentiality obligation, through the disclosure or another action or omission by the Party or any of its Related Parties;

(iii) the information is or becomes known or available to the Party or any Related Party, on a non-confidential basis, through a source (which is not the Party holder of the information or its Related Parties) that, to the best knowledge of the receiving Party, after duly questioned, is not forbidden from disclosing such information due to an obligation assumed before the Party holder of the information or any Related Party;

(ív) the information is already been legally known by the Party as from the date of its disclosure by the other Party or its Related Parties; or

(v) the disclosure of the information is requested by force of applicable law or regulations, including the rules of ANATEL, BACEN, CVM or CADE, or by governmental order, decree or rule binding the Party, provided that such Party consult the Party holder of the information prior to the disclosure.

6.2. In addition, the Parties commit themselves and their respective Related Parties not to use any confidential information, in accordance with the terms set forth in this Agreement, except for the purposes of this Agreement.

6.3. The confidentiality obligation set forth herein shall survive the rescission of this Agreement and shall remain valid and in force for three (3) years as from the present date.

SECTION VII. GOVERNING LAW AND ARBITRATION

7.1. This Agreement shall be governed and construed in accordance with the laws of the Federal Republic of Brazil.

7.2. In the event of a dispute arising from this Agreement, the Parties shall endeavor their best efforts to solve the issue in a friendly way. Should the Parties not reach an agreement within thirty (30) days after the beginning of the negotiations, the dispute shall be submitted to arbitration. The arbitration court shall comply with the arbitration rules of the CCBC.

7.3. The arbitration court shall apply the laws of Brazil to solve the dispute. The arbitration court shall be comprised by three (3) arbitrators, who shall be appointed by each of the involved parties in the arbitration (Claimants and Defendants), in accordance with the following procedure:

7.3.1. The Parties wishing to begin the arbitration (Claimants) shall notify the other Parties (Defendants), detailing the reasons for installing the arbitration and appointing together the respective arbitrator. The Defendants, also collectively, shall appoint the second arbitrator within ten (10) days after receiving said notice and both arbitrators shall appoint together a third arbitrator, who shall chair the arbitration court. Should any of the parties involved in the arbitration fail to appoint their respective arbitrator within ten (10) days, the Chairman of CCBC shall be in charge of appointing one among the professionals duly qualified and registered at the CCBC.

7.4. The jurisdiction of the arbitration court shall be the city of São Pauio, state of São Paulo, in Brazil, and the procedural rules to be complied with shall be the rules set forth by the CCBC, which shall be complemented by Law no. 9.307/96 in the event of an omission regarding a given subject. The arbitration shall be carried out in Portuguese.

7.5. The arbitration court shall have the right to solve every and any controversy related to any and all disputes and shall also have the power to issue orders to the Parties, including writs of prevention and interlocutory decisions prior to the final decision. The arbitration court is not authorized to act as an amiable compositeur or to make an equity-based decision.

7.6. The arbitration decision shall have the force of a court decision and shall be binding upon the Parties, in accordance with the law. The arbitration decision shall set forth which of the Parties shall bear the costs and expenses of the arbitration.

7.7. Each of the Parties may appeal to the Judiciary: (a) to compel the beginning of the arbitration; (b) to obtain writs of prevention to protect rights prior to the filing of supporting documents for the on-going arbitration, and any such action shall not be construed as a waiver of the arbitration procedure by the Parties; and (c) to carry out any decision of the arbitrators including the arbitration decision.

7.8. Should the Parties resort to the Judiciary as provided for under Clause 7.7 above, the jurisdiction of the city of São Paulo, state of São Paulo shall be qualified, except if otherwise provided for by the Parties.

SECTION VIII. GENERAL PROVISIONS

8.1. This Agreement constitutes an irrevocable and irreversible obligation between the Parties as from its execution and is binding upon the Parties and their respective, allowed successors and assignees.

8.2. This Agreement shall be construed and deemed as part of the SPA.

8.3. All and any addenda and amendments to this Agreement shall be set forth in written and signed by all of the Parties.

8.4. The omission or delay by any of the Parties in exercising any right, power or prerogative in accordance with this Agreement shall not be construed as a waiver of such right, nor shall it preclude the full or partial exercise of this right or of any other right, power or benefit agreed herein. The rights and protections set forth herein are cumulative and do not exclude any other rights or protections provided for by the Law.

8.5. Should any provision of this Agreement become null and void or unfeasible said event shall not affect the other provisions. Should any of the terms and conditions in this Agreement be deemed null, void or unfeasible, the Parties shall negotiate in good-faith the replacement of said provisions for other provisions valid and feasible.

8.6. None of the Parties may assign, entirely or partially, the rights and duties arising from or related to this Agreement, without obtaining a prior, written authorization from the other Party.

8.7. Every notification that must be carried out pursuant to this Agreement that the Parties wish to carry out, shall be made in written and delivered personally or sent using express services, or registered or certified letter, with acknowledgement of receipt and pre-paid postage and costs, and addressed to the addresses mentioned in the introduction of this Agreement.

8.8. Each of the Parties shall have the right to request the specific performance of part or all of the obligations included in this Agreement, in accordance with the applicable provisions of the Code of Civil Procedure. Each of the Parties, hereby, expressly states that any potential compensation for damages in the event of non-compliance of this Agreement by any of the other Parties, shall not be sufficient compensation for such non-compliance.

8.9. This Agreement shall be immediately rescinded: (i) when the Shareholders’ Agreements come into force; or (ii) should NET Transfer any of the shares it holds in the capital stock of BTVC.

8.10. The Parties shall, by mutual agreement, harmonize their accounting and operating practices among the companies, implementing occasional necessary adjustments prior to the Closing Date of the Transaction.

IN WITNESS WHEREOF, the Parties sign this Agreement in nine (9) copies of same content and form, in the presence of two (2) undersigned witnesses.

São Paulo, October 11, 2006.

Witnesses:

1.
Name: Paula Cristina da Silva Melo
RG: 28.031.574-0
CPF/MF: 307.824.518-70

2.
Name: Débora Silveira Silva
RG: 32.654.623-6
CPF/MF: 335.852.718-20

     SIGNATURE SHEET OF THE INSTRUMENT OF ANCILLARY OBLIGATION
COMMITMENT, ENTERED INTO BETWEEN FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

NET Serviços de Comunicação S.A.
by Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira

     SIGNATURE SHEET OF THE INSTRUMENT OF ANCILLARY OBLIGATION
COMMITMENT, ENTERED INTO BETWEEN FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

     Brasil TV a Cabo Participações S.A.
by Fernando Norbert and Christopher Paul Torto

     SIGNATURE SHEET OF THE INSTRUMENT OF ANCILLARY OBLIGATION
COMMITMENT, ENTERED INTO BETWEEN FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

Fernando Norbert (signed)

     SIGNATURE SHEET OF THE INSTRUMENT OF ANCILLARY OBLIGATION
COMMITMENT, ENTERED INTO BETWEEN FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

GB Empreendimentos e Participações S.A.
by Rossana Fontenele Berto / Stefan Alexander

     SIGNATURE SHEET OF THE INSTRUMENT OF ANCILLARY OBLIGATION
COMMITMENT, ENTERED INTO BETWEEN FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

     Globo Comunicação e Participações S.A.
by Rossana Fontenele Berto / Stefan Aiexander

     SIGNATURE SHEET OF THE INSTRUMENT OF ANCILLARY OBLIGATION
COMMITMENT, ENTERED INTO BETWEEN FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

     Distel Holding S.A.
by Rossana Fontenele Berto / Stefan Alexander

     SIGNATURE SHEET OF THE INSTRUMENT OF ANCILLARY OBLIGATION
COMMITMENT, ENTERED INTO BETWEEN FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

Empresa Brasileira de Telecomunicações S.A.
by [*]

     SIGNATURE SHEET OF THE INSTRUMENT OF ANCILLARY OBLIGATION
COMMITMENT, ENTERED INTO BETWEEN FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

Embratel Participações S.A.
by [*]

     SIGNATURE SHEET OF THE INSTRUMENT OF ANCILLARY OBLIGATION
COMMITMENT, ENTERED INTO BETWEEN FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

     Vivax S.A.
by Christopher Paul Torto and Antonio João Filho